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                                  EXHIBIT 22.1

SUBSIDIARIES OF MAC FRUGAL'S BARGAINS - CLOSE-OUTS INC.

1. PNS Stores, Inc.
  State of Incorporation: California
  Business Names:       Pic 'N' Save
                        Mac Frugal's Bargains - Close-outs

2. West Coast Liquidators, Inc.
  State of Incorporation: California
  Business Names:       None